EXHIBIT 99.1

MEDIA CONTACT:
Astrid Stevenson
RedEnvelope, Inc.
415-371-9100 x293

INVESTOR CONTACT:
Jordan Goldstein, Leigh Parrish
Financial Dynamics
415-439-4520

FOR IMMEDIATE RELEASE

REDENVELOPE BRAND STRATEGIST HILARY BILLINGS ASSUMES CONSULTING ROLE

SAN FRANCISCO, CA (March 18, 2004) — RedEnvelope, Inc. (NASDAQ: REDE) announced today that Brand Strategist and Director Hilary Billings will resign her employment and director positions and assume a consulting role with the Company. These changes will be effective on March 29, 2004, the beginning of the Company’s 2005 fiscal year.

Ms. Billings decided to decrease her day-to-day responsibilities at RedEnvelope in order to spend more time with her family. In her consulting role, Ms. Billings will work closely with the management team to implement the Company’s ongoing brand strategy initiatives.

“During the last five years, Hilary has been a tremendous creative force at RedEnvelope. With her rich brand knowledge and experience, she helped transition the Company from a last-minute gift site to the upscale gift brand that RedEnvelope is today. We are happy that she will continue to work with our management team in a consulting role,” said Alison May, RedEnvelope’s President and Chief Executive Officer.

Ms Billings said, “At this point in my life, I felt it was important to reduce my daily involvement with the Company to spend more time with my young family. I have spent five wonderful years in a variety of executive roles at RedEnvelope, and I am looking forward to a continued relationship with RedEnvelope as a strategic branding consultant.”

RedEnvelope, Inc. is an online retailer of upscale gifts for every occasion, every day. RedEnvelope offers a unique assortment of imaginative gifts through its catalog and website, www.RedEnvelope.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions. Actual events and results could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those risk factors described in detail in our Prospectus dated September 24, 2003, and our Report on Form 10-Q for the period ended December 28, 2003, both of which documents are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. These forward-looking statements are made only as of the date of this press release, and RedEnvelope undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

RedEnvelope and the RedEnvelope logo are registered trademarks of RedEnvelope, Inc.

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